Exhibit 3.1

BRIGHT GREEN CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE VOTING PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

BRIGHT GREEN CORPORATION, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted by a committee of the Board of Directors of the Corporation acting upon authority delegated by the Board of Directors, which resolution remains in full force and effect on the date hereof:

RESOLVED, pursuant to authority expressly set forth in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock designated as the Series A Convertible Voting Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Voting Preferred Stock is hereby approved as follows, pursuant to that certain SECURED AMENDED AND RESTATED LINE OF CREDIT NOTE, dated September 16, 2024 (the “Note”) entered into between the Corporation and the Lender (as such term is defined in the Note):

SERIES A CONVERTIBLE VOTING PREFERRED STOCK

1. Definitions. For the purposes hereof, the following terms shall have the following meanings

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified into.

“Conversion Date” means the date on which the Series A Preferred Stock is converted pursuant to Section 5.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

“DGCL” shall mean the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means any holder of Series A Preferred Stock.

“Per Share Purchase Price” means $0.40 per share.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proposal” has the meaning set forth in Section 7.

“Requisite Approval” means the date that the Corporation’s stockholders first approve the Proposal.

“Series A Preferred Stock” has the meaning set forth in Section 2(a).

“Trading Day” means a day on which the Common Stock is traded for any period on a principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

2. Designation, Amount and Par Value; Assignment; Ranking.

(a). The distinctive serial designations of the series of Preferred Stock designated by this Certificate of Designation shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock so designated shall be 10,000,000. The Series A Preferred Stock shall have a par value of $0.0001 per share.

(b). The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation’s transfer agent for that purpose (the “Series A Preferred Stock Register”), in the name of the Holder. The Corporation and its transfer agent may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series A Preferred Stock may be issued solely in book-entry form. The Corporation or its transfer agent shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the shares of Series A Preferred Stock evidencing such shares to be transferred, to the Corporation’s transfer agent. Upon any such registration or transfer, a new or book-entry notation evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new book-entry notation evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

3. Dividends. At all times following the Issuance Date, while shares of Series A Preferred Stock are issued and outstanding, holders of Series A Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis and without regard to any limitations on conversion set forth herein or otherwise) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

4. Voting Rights. Each share of Series A Preferred Stock is entitled to one (1) vote per share, and shall vote together with the Common Stock, provided that no shares of Series A Preferred Stock are entitled to vote on the Proposal.

5. Conversion.

(a) No Conversion. Prior to the receipt of the Requisite Approval, subject to, the Series A Preferred Stock is not convertible by the Holder thereof.

(b) Election of Holder. Each share of Series A Preferred Stock shall be convertible, provided the Per Share Purchase Price has been paid by the Holder to the Corporation prior to the date thereof, into fourteen (14) shares of Common Stock (the “Conversion Ratio”). Any Holder shall provide written notice to the Company, which shall be dated, executed by the Holder, and set forth the number of shares of Series A Preferred Stock which shall be converted into shares of Common Stock. Delivery of such shares of Common Stock shall occur on the second (2nd) Trading Day following the Company’s receipt of notice.

(c) Automatic Conversion.

a.	Change of Control or Similar Event. On the second (2nd) Trading Day following the public announcement of a change of control transaction, which shall include a reorganization, merger, business combination, or similar transaction (but which for avoidance of doubt shall not include the issuance of the Series A Preferred Stock), provided the Requisite Approval has been obtained (the “Conversion Date”), and provided the Per Share Purchase Price has been paid by the Holder to the Corporation prior to the date thereof, each share of Series A Preferred Stock issued and outstanding shall automatically convert into shares of Common Stock at the Conversion Ratio.

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b.	Default. If the Corporation is unable to pay the Lender all outstanding principal and accrued interest under the Note by December 31, 2024, then on the second (2nd) Trading Day after such date, provided the Requisite Approval has been obtained, and provided the Per Share Purchase Price has been paid by the Holder to the Corporation prior to the date thereof, each share of Series A Preferred Stock issued and outstanding shall automatically convert into shares of Common Stock at the Conversion Ratio.

(d) Reservation of Shares. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.

(e) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. All fractional shares shall be rounded down to the nearest whole shares of Common Stock.

6. Requisite Approval. The Corporation shall, as soon as practicable following the Issuance Date, file a preliminary proxy statement for a vote of its stockholders to approve the issuance of all Conversion Shares (the “Proposal”). The Corporation shall, as soon as practicable following notification from the staff of the Commission that it has completed its review of the preliminary proxy statement or that it will not review the preliminary proxy statement, file and mail a definitive proxy statement for the vote of its stockholders to approve the Proposal. The Corporation covenants and agrees that its Board of Directors shall unanimously recommend that the Proposal be approved by the Corporation’s stockholders at all meetings in which the Proposal is considered. If the Corporation’s stockholders do not approve such Proposal at the first meeting in which they is voted on by stockholders, the Corporation covenants and agrees that it will submit the Proposal for approval of the Corporation’s stockholders at least semi-annually until such approval is obtained.

7. Miscellaneous.

(a). Waivers; Amendments. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived or amended as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required. Any waiver or amendment effected in accordance with this Section 8(a) shall be binding on all the Holders of Series A Preferred Stock, and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such waiver or amendment.

(b). Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(c). Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(d). Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted or redeemed by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

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IN WITNESS WHEREOF, Bright Green Corporation has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock to be executed by its duly authorized officer this [__] day of September 2024.

By:
Name:	Gurvinder Singh
Title:	Chief Executive Officer

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